Exhibit (m)(5)(b) Amended Appendix A to the Distribution Plan pursuant to Rule 12b-1 for the Investor Class shares

APPENDIX A

(to the Investor Class Shares

Service and Distribution Plan Under Rule 12b-1)

November 13, 2007

Forward Asia Ex-Japan Equities Fund

Forward Eastern Europe Equities Fund

Forward Hoover Mini-Cap Fund

Forward Hoover Small Cap Equity Fund

Forward International Equity Fund

Forward International Fixed Income Fund

Forward International Small Companies Fund

Forward Global Emerging Markets Fund

Forward Large Cap Equity Fund

Forward Progressive Real Estate Fund

Sierra Club Stock Fund